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Exhibit (10): Consent of Independent Auditors.
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INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-51051 of United of Omaha Separate Account C on Form N-4 of our report dated March 19, 2001 on the financial statements of United of Omaha Separate Account C and our report dated February 14, 2001 on the statutory-basis financial statements of United of Omaha Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts" also in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 23, 2001